Exhibit 10.11

STOCK SALE AGREEMENT

THIS STOCK SALE AGREEMENT (hereinafter called the “Stock Sale Agreement”) is entered as of the 31 day of December, 2003, by, between, and between COGENT SYSTEMS, INC., a California corporation (“Corporation”), Ming Hsieh (“Purchaser”) and ARCHIE YEW (“Shareholder” or “Yew”), with respect to all shares of the Corporation’s capital stock now owned by Shareholder.

W I T N E S S E T H:

WHEREAS, Shareholder is the Vice President-Finance of the Corporation and a Director of the Corporation; and

WHEREAS, Shareholder owns Ten Million (10,000,000) shares of the Corporation’s common stock (the “Shares”); and

WHEREAS, the Corporation has in effect a Subchapter S election for federal and California income tax purposes; and

WHEREAS, Purchaser has agreed to purchase, and Shareholder has agreed to sell the Shares on the terms and conditions herein set forth (the “Purchase Shares”).

IT IS THEREFORE AGREED AS FOLLOWS:

1. Purchase Price. Shareholder agrees to sell and transfer to the Purchaser and, the Purchaser agrees to purchase and redeem from Shareholder at the Closing all of the Purchase Shares for an aggregate purchase price (the “Purchase Price”) equal to the sum of (A) Six Million Two Hundred Ninety-Two Thousand One Hundred Fifty Dollars ($6,292,150.00) (such $6,292,150 amount hereinafter referred to as the “Initial Payment”), and (B) an amount such that the Purchase Price for the Purchase Shares, including the Initial Payment, will result in the Net Proceeds, as defined below, being equal to Nine Million One Hundred Five Thousand Nine Hundred Twenty-Eight Dollars ($9,105,928.00) (such amount hereinafter referred to as the “Additional Payment”).

2. Definitions. In addition to any other terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

a.	“Capital Gains Tax Rate” – the combined federal and California effective tax rate for long-term capital gains applicable to individuals which, for purposes of this Agreement and this definition, shall be assumed to be 20.536%.

b.	“Closing” - the closing of the transaction, and the performance and delivery of all undertaking and documents necessary therefor or incidental thereto, shall occur at the offices of Parker, Milliken, Clark, O’Hara & Samuelian, a professional corporation, which shall be effective as of 5:00 p.m. PDT on the Closing Date.

c.	“Closing Date” – December 31, 2003.

d.	“Collateral” - 5,000,000 shares of common stock of the Corporation (anti-dilution) owned by Purchaser provided that the number of said shares shall be adjusted proportionately in the event of dilution by virtue of the issuance of additional shares.

e.	“Form K-1” - the Internal Revenue Service Form K-1 to be issued to Yew for the Corporation’s tax year ending December 31, 2003.

f.	“Net Proceeds” - the amount calculated as follows:

(P - B) – ((P minus B) x C), where:
P	=	the Purchase Price
B	=	Tax Basis
C	=	the Capital Gains Tax Rate

g.	“Subchapter S Capital Gains/Losses” - The aggregate net amounts that are to be reported on Form K-1 which are taxable to Yew at individual federal capital gain tax rates. If the net amount is a loss it shall be treated as a negative number for the purpose of any calculation hereunder.

h.	“Subchapter S Ordinary Earnings/Losses” - The aggregate net amounts that are to be reported on Form K-1 which are taxable to Yew at individual federal ordinary income tax rates. If the net amount is a loss it shall be treated as a negative number for the purpose of any calculation hereunder.

i.	“Tax Basis” - Yew’s tax basis in the Purchase Shares determined under the Internal Revenue Code after adjustment due to the Subchapter S Capital Gains/Losses, the Subchapter S Ordinary Earnings/Losses, and the Tax Distribution.

j.	“Tax Distribution”– the amount to be distributed to Yew equal to the following:

i.	the Tax Rate times the Subchapter S Ordinary Income/Losses, plus

ii.	the Capital Gain Tax Rate times the Subchapter S Capital Gains/Losses, less

iii.	the total amount of any tax credits reported as allowable to Yew under the Form K-1.

k.	“Tax Rate” – the combined federal and California effective tax rate for ordinary income applicable to individuals which, for purposes of this Agreement and this definition, shall be assumed to be 44.216%.

3. Payment of Purchase Price and Other Buyer Deliverables. The Initial Payment shall be paid to Shareholder by Purchaser at Closing. Purchaser shall also execute and deliver to Shareholder at Closing a promissory note for the Additional Payment (the “Promissory Note”). The Promissory Note shall provide for payment in full by the Purchaser of the Additional Payment on or before December 31, 2005, shall bear interest at the rate of six (6) percent per annum, compounded annually, commencing as of July 1, 2004, and shall otherwise be substantially in the form of promissory note attached hereto as Exhibit A. In addition, Purchaser shall sign and deliver to Shareholder at Closing a security agreement covering Collateral (the “Security Agreement”), substantially in the form attached hereto as Exhibit B, together with any further documents necessary for the perfection of the security interest granted to Shareholder the Security Agreement.

4. Transfer of Shares and Other Shareholder Deliverables. At the Closing, Shareholder shall transfer and assign all of his Shares to the Purchaser, free and clear of any encumbrances, liens, pledges, security agreements or other claims of any nature whatsoever. Shareholder shall deliver to Shareholder at Closing all stock certificates evidencing the Purchase Shares, duly endorsed to the Purchaser.

5. Tax Distribution. Corporation agrees that it will distribute to Yew, in good funds, the Tax Distribution in one or more payments such that the full amount of the Tax Distribution will have been paid to Yew on or before t 1, 2004 or such other date as may be agreed to in writing by Yew and the Corporation. It is understood by the parties hereto that the actual amount of the Tax Distribution will not be fully known before or at the Closing Date and accordingly that the full amount of the Purchase Price and the Additional Payment will not be capable of being calculated at the Closing. Nevertheless, the Corporation agrees that it will use its reasonable best efforts to calculate the Tax Distribution and issue to Yew the Form K-1 on or before July 1, 2004, or such other date as may be agreed to in writing by Yew and the Corporation.

6. Representations of Shareholder. In order to induce Purchaser to enter into this Agreement and to purchase the Shares, Shareholder hereby acknowledges and represents to, and agrees with, Purchaser as follows:

a. Shareholder has had a full and fair opportunity to review the books and records of the Corporation and to discuss its operations, financial condition and business prospects with the officers, directors and shareholders of the Corporation. Shareholder acknowledges that, except as expressly set forth herein, neither Purchaser nor the Corporation nor any of its officers, directors or shareholders has made any promises or commitments to Shareholder to induce Shareholder to sell his Shares as contemplated hereby nor has Shareholder relied on any oral or written representations by Purchaser or the Corporation or any of its officers, directors or shareholders in agreeing to sell his Shares to Purchaser for the consideration specified herein.

b. Shareholder acknowledges that Purchaser and the Corporation and its officers, directors and shareholders shall have the absolute and unrestricted right to continue to operate the Corporation and to seek a Liquidity Event (as such term is defined below) for the Corporation, all for its or their own account and benefit and without accounting to Shareholder or to any other person or entity claiming by or through Shareholder, with respect thereto except to the extent expressly provided in the Promissory Note. For the purposes hereof, a Liquidity Event is any of the following: a public offering of shares of the capital stock of the Corporation, the sale of substantially all of the assets of the Corporation or all of the outstanding shares of its capital stock or the merger or consolidation with or into another corporation or other business entity. Shareholder acknowledges that there can be no assurance that such a Liquidity Event will ever occur.

c. The Shares constitute all of the shares of the capital stock of the Corporation owned of record or beneficially by Shareholder or which Shareholder has any right to acquire, whether from the Corporation or from any other person or entity; Shareholder is the sole record and beneficial owner of all of the Shares and has good and marketable title thereto and to all rights and interests, including, without limitation, the right to vote, appurtenant thereto, free and clear of all liens, encumbrances, hypothecations, pledges, mortgages, security interests and rights of others; and Shareholder has the full, absolute and unrestricted power and authority to enter into this Agreement and the Pledge Agreement and to perform his obligations and consummate the transactions contemplated hereby and thereby without the consent or approval of any other person or entity.

d. Shareholder shall indemnify, defend and hold harmless Purchaser and all of its members against any and all claims, demands, damages, liabilities, obligations and other amounts and all costs and expenses incurred by any of them arising out of a breach, or an allegation of a breach, of his representations contained in this Stock Sale Agreement or a claim by any third party of any interest in any of the Shares.

7. Representations of Purchaser.

In order to induce Shareholder to enter into this Agreement and to sell the Shares, Purchaser hereby acknowledges and represents to Shareholder as follows:

a. Purchaser is acquiring the Shares for his own account for investment and not with a view to the resale or other distribution thereof.

b. Purchaser is fully familiar with the business, operations, financial condition and business prospects of the Corporation. Purchaser is an accredited investors as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations thereunder. Purchaser acknowledges that, except as expressly set forth herein, Shareholder has made no promises or commitments to Purchaser to induce Purchaser to purchase his Shares as contemplated hereby nor has Purchaser relied on any oral or written representations by Shareholder in agreeing to purchase his Shares for the consideration specified herein.

c. Purchaser has the full, absolute and unrestricted power and authority to enter into this Agreement and the Note and to perform his obligations and consummate the transactions contemplated hereby without the consent or approval of any other person or entity.

8. Termination of Office, Directorships, Etc. At the Closing Shareholder shall resign as an officer of the Corporation and/or as a director of the Corporation.

9. Consulting Agreement. For a period of 12 months following the Closing Date, Yew shall be available to consult with and on behalf of the Corporation, at the direction of Hsieh or other authorized representative of the Corporation, for which Yew shall be paid the sum of One Hundred Fifty Dollars ($150.00) per hour and reimbursed for all reasonable out-of-pocket expenses.

10. Restrictions and Non-Solicitation.

a. For the period commencing on the Closing Date and ending on the second anniversary thereafter (the “Restricted Period”), Yew shall not, directly or indirectly, engage in, or, whether as an officer, director, stockholder, partner, member, manager, proprietor, associate, employee, representative or otherwise, become or be interested in or associated with any other person, corporation, firm, partnership or other entity whatsoever which is engaged in, the exploitation of biometric identifications systems (“Systems”) similar in functionality to the Corporation’s products or any integral component of Corporation’s products; provided, however, that anything above to the contrary notwithstanding, Yew may own, as an inactive investor, securities of any competitor entity listed on a national securities exchange, so long as his holding in any one such corporation shall not be more than one percent of any outstanding class of equity securities of such an entity.

b. Yew further agrees that, during the Restricted Period, he shall not, directly or indirectly, (i) hire, solicit or encourage to leave the employ of the Corporation or any person employed by the Corporation or hire any such person who has left the employ of the Corporation within one year following the termination of such person’s employment with the Corporation or (ii) induce or attempt to induce any of the customers or suppliers or identified potential customers or suppliers of the Corporation to reduce the business they conduct with the Corporation or change the terms of their relationships with the Corporation to terms that are less favorable to the Corporation.

c. Yew acknowledges that he has been involved with the Corporation since its inception, that he has special knowledge of the Corporation and its technology, that he has been a director of the Corporation. Shareholder acknowledges that he fully understands the significance of the provisions set out in this Section 10 and agrees that the enforcement of these provisions will not impair his ability to earn a living nor create any undue or unfair hardship and that these provisions are fair and appropriate in the circumstances.

11. Confidential Information. Yew acknowledges that his employment with the Corporation has brought him into close contact with Confidential Material of the Corporation and its present and potential customers, suppliers, joint venture partners and others with which it establishes business relationships, which is not readily available to the public. Yew further acknowledges that his employment with the Corporation has brought him into close contact with Confidential Material of third parties that has been disclosed to the Corporation in confidence.

For the purposes of this Stock Sale Agreement, Confidential Material includes information concerning the business of the Corporation or other sources of the Confidential Material as currently conducted or plans for the future conduct thereof, including, without limitation, customer and prospect lists and files, technical and operational requirements, marketing approaches and plans, security concerns, methods of doing business, potential acquisition candidates, cost and pricing data, the identity and skills of employees or consultants, financial data and all other similar information, and all proprietary information concerning the System heretofore or hereafter developed, including, without limitation, technical specifications, protocols, methods of operation, specifications, data, drawings, diagrams, designs, processes, prototypes and equipment which the Corporation or other sources of the Confidential Material own, plan, propose to develop or develop, whether for their own use or for the use by their customers or licensees and all component parts of any of the foregoing, irrespective of form, together with all improvements, corrections or modifications thereto, regardless of the manner in which such improvements, corrections or modifications may be made or the entity which may make any such improvements, corrections or modifications.

Yew acknowledges that the Corporation has already expended, and expects to expend, substantial sums and has devoted and expects to devote substantial other resources to create the proprietary Confidential Material on which the business of the Corporation depends and to create other Confidential Material to be exploited by the Corporation and the business relationships and information related thereto and has substantial proprietary interests and valuable trade secrets in the Confidential Material. Yew also acknowledges the damages that could be incurred by the Corporation and its reputation from the breach or violation of its customers’ or potential customers’ confidences. Yew further acknowledges the competitive value and confidential nature of the Confidential Material and the damage that could result to the Corporation if information contained therein is disclosed to any third party. Yew shall at all times treat the Confidential Material as the valuable proprietary information of the Corporation and shall notify Corporation in writing if he learns of the unauthorized use or disclosure of the Confidential Material. Yew shall safeguard the Confidential Material with all due care. Yew hereby agrees that the Confidential Material will be used solely for the benefit of the Corporation and that he shall keep such information confidential and not use it for any other purpose, publish it or disclose it to any other party or assist any other party to obtain any benefit from the Confidential Material to solicit business from or to provide any products or services to the Corporation and shall deliver promptly to the Corporation all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents and all copies thereof in all media in which resident relating to the Confidential Material or otherwise to the business of the Corporation, and all property associated therewith, which he may now possess or have under his control.

12. Enforcement. Yew acknowledges that the provisions of Sections 11 and 9 hereof are essential to the goodwill and potential profitability of the Corporation and have provided a substantial inducement for the Corporation and Purchaser to execute, and perform their obligations under this Stock Sale Agreement and that the application thereof will not involve a substantial hardship upon his future business or livelihood. Yew agrees that a violation of the covenants set forth in Sections 8 or 9 hereof, or any provision thereof, will cause irreparable injury to the Corporation and the Corporation shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to an injunction enjoining and restraining Yew from doing or continuing to do any such act and any other violations or threatened violations of such covenants or provisions.

If any provision of Sections 11 and 12 hereof as applied to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provisions of Sections 11 or 12; the application of such provision in any other circumstances or the validity or enforceability of Sections 11 or 12 in any other jurisdiction. If any provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, Yew agrees that the court making such determination shall have the power to reduce the duration or area, or both, of such provision or to delete specific words or phrases (“blue-penciling”) and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

Yew intends to, and does hereby, confer jurisdiction to enforce the covenants contained herein upon the courts of any state of the United States or any other governmental jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such states or jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination shall not bar or in any way affect the Corporation’ right to the relief provided above in the courts of any state or jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or jurisdictions, the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

13. Indemnification of Yew. The Corporation hereby agrees to indemnify, defend and hold harmless Yew, to the greatest extent permitted by law, from and against all losses, liabilities, damages, deficiencies, costs or expenses (including reasonable attorneys’ fees and disbursements) which he shall incur or suffer based upon, arising out of or otherwise involving his actions taken as an officer, director or employee of the Corporation, which actions were either taken in good faith or at the direction of Hsieh or any other officer or employee of the Corporation, other than Yew. To this end, Yew shall be named as an “Additional Insured” on any Directors and Officers Insurance Policy procured or carried by Corporation for a period of three (3) years following the Closing Date. Provided that the same is available at a commercially reasonable rate. To the extent that Yew shall have acted outside the course and scope of his duties as an officer, director or employee of Corporation, or shall have acted in bad faith, he shall then indemnify, defend and hold harmless the Corporation, and such officers, directors, and employees of the Corporation affected by such conduct, to the greatest extent permitted by law, from and against all losses, liabilities, damages, deficiencies, costs or expenses (including reasonable attorneys’ fees and disbursements) to the extent that the same are not covered by insurance. Nothing contained herein shall be deemed to create any right of subrogation against Yew.

14. Release. Subject to the provisions of paragraph 13, above, the Corporation hereby irrevocably and unconditionally releases, acquits and forever discharges Yew and his heirs, executors, administrators, successors and assigns and Yew hereby irrevocably and unconditionally releases, acquits and forever discharges the Corporation and its shareholders and their respective heirs, executors, administrators, directors, officers, managers, employees, representatives, attorneys, successors and assigns, including without limitation, Hsieh (the releasing party is referred to herein as the “releasor” and the party or person being released is referred to herein as the “releasee”) from all actions, causes of action, suits, debts, dues, grievances, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, known or unknown, suspected or unsuspected, joint or several, in law, admiralty and equity (collectively, “Claims”), which against the releasee, the releasor or his or its heirs, executors, administrators, successors and assigns ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof, including, without limitation, those arising out of or relating in any manner to (a) Yew’s interest in the Corporation as a shareholder, (b) Yew’s employment relationship with the Corporation, (c) Yew’s position in the Corporation as an officer or director, or (d) any promise or implied promise by the Corporation and/or Hsieh with respect to any matter whatsoever, except for any representations, warranties, obligations or liabilities of releasee under this Agreement.

This release specifically includes, but without limiting the foregoing general terms: (1) all Claims arising from or relating in any way to any act or failure to act by the Corporation or its representatives or any of them, (2) all Claims arising from or relating in any way to Yew’s employment relationship with the Corporation or the termination thereof, including any Claims which have been asserted or could have been asserted against any Released Party, (3) any and all Claims which might have been asserted by Yew in any suit, claim or charge for or on account of any matter or thing whatsoever that has occurred up to and including the date of this Agreement, under any and all laws, statutes, orders, regulations or any other claim or right(s), and any claim under the laws of the United States or the State of California, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Labor Management Relations Act of 1947, the Labor Management Reporting and Disclosure Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the California Constitution, and the California Fair Employment and Housing Act, Gov. Code Section 12940 et seq.; as provided for by California Civil Code Section 1541.

Subject to the provisions of paragraph 13, above, Yew specifically acknowledges that, by this Agreement, he is releasing the Corporation and its shareholders, officers, directors, managers, employees, representatives, attorneys, successors and assigns from any claim Yew has or may have had concerning his employment with or separation from the Corporation, including, but not limited to, any claim for disputed compensation, wrongful discharge, breach of any employment contract, for invasion of privacy, intentional or negligent infliction of emotional distress, breach of any covenant of good faith and fair dealing, negligence, wrongful termination or unjust dismissal, or under any federal, state or local law dealing with discrimination.

15. General Release. Releasor hereby waives any and all rights releasor may have under the provisions of Section 1542 of the Civil Code of the State of California or any other law of similar effect, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The parties hereto each represent that they have read and understand the foregoing provision of California Civil Code Section 1542, and in so waiving such provision, hereby acknowledge that he or it may hereafter discover facts in addition to or different from those which he or it now believes to be true with respect to the matters herein released, but agrees that he or it has taken that possibility into account in determining the amount of consideration to be given under this Stock Sale Agreement, and that the general releases herein given shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts, of which each party expressly assumes the risk. Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the releasees, releasor expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which releasor does not know of or suspect to exist in releasor’s favor at the time of signing this Agreement, and that this Agreement contemplates the release of any such Claim or Claims. Yew hereto represents that he has had the opportunity to consult with independent counsel and to secure independent advice and counsel concerning every aspect of the foregoing release and the rights and liabilities being relinquished hereby, and that he fully understands that he is giving up all rights that he may have legally to pursue legal claims against the Corporation and its shareholders, officers, directors, managers, employees, representatives, attorneys, successors and assigns. Yew specifically acknowledges that he has entered into this Agreement of his own free will after having had the opportunity to consult with any advisor that he desires.

16. Further Assurances and Cooperation. At any time or from time to time following the purchase of the Shares by Purchaser, Shareholder and his estate shall, at the request of the Corporation or Purchaser and without further consideration, execute and deliver any further instruments or documents and take all such further action as the Corporation or Purchaser may reasonably request in order to more effectively vest the Purchaser with full and complete title to the Shares or in order to assist the Purchaser in exercising his rights with respect thereto. Promptly upon the determination of the amounts to be reported on the Form K-1 and the final calculation of the Tax Distribution and thereby the Purchase Price and Additional Payment, the Purchaser and his successors and assigns shall, at the request of Shareholder and without further consideration, execute and deliver (i) an amendment to the Promissory Note or an amended and restated Promissory Note to reflect the amount of the Additional Payment, (ii) and any amendments, and modifications or restatements of the Security Agreement and/or any documents evidencing the perfection of Shareholder’s security interest thereunder. The Corporation and Yew shall cooperate in any income tax audit of Yew or the Corporation pertaining to any amounts paid to Yew by the Corporation or Purchaser or of the Corporation as to any matter which Yew may reasonably have knowledge or to the extent Yew may be of material assistance to the Corporation in addressing such audit.

17. Successors and Assigns. Subject to the foregoing provisions hereof, this Stock Sale Agreement shall bind and inure to the benefit of the parties hereto and the successors, personal representatives, heirs and legatees of the respective parties.

18. Miscellaneous Matters.

a.

This Stock Sale Agreement may be amended only by the written agreement of the Corporation, Purchaser, and Shareholder. This Stock Sale Agreement contains the entire agreement of the parties and cancels and supersedes any prior agreements or understandings between the parties hereto with respect to the subject matter hereof. It is intended that this Stock Sale Agreement shall supersede and replace any other stock sale agreement or similar agreement now in existence with respect to any shares of the Corporation owned by Shareholder.

b.	Any notice or other communication required or permitted under this Stock Sale Agreement shall be deemed delivered if delivered personally or sent by registered mail, postage paid and return receipt requested, to the addresses of the parties set forth at the end of this Stock Sale Agreement or at such addresses as may have been provided in like manner in writing to the parties to this Stock Sale Agreement.

c.	Should any one or more of the provisions of this Stock Sale Agreement be determined to be illegal or unenforceable, all other provisions hereof shall be given effect separately from the provisions so determined and such other provisions shall not be affected by such illegality or unenforceability.

d.	In any action at law or in equity to enforce or interpret any of the provisions or rights under this Stock Sale Agreement, the successful party to such litigation, as determined by the court in a final judgment or decree, shall be entitled to recover reasonable costs and attorneys’ fees.

e.	This Stock Sale Agreement may be executed in two or more counterparts, each of which shall be deemed an original, which shall be deemed to constitute one and the same instrument. In addition, signatures transmitted by facsimile shall be treated as original signatures, if followed in due course by the originally signed document.

f.	The subject headings of the paragraphs of this Stock Sale Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any term or provision hereof.

g.	This Stock Sale Agreement has been made in California and shall be governed by and interpreted in accordance with the laws of the State of California.

19. Preparation of Agreement: Waiver of Conflicts. THE PARTIES ACKNOWLEDGE THAT PARKER, MILLIKEN, CLARK, O’HARA & SAMUELIAN, P.C. (“PMCOS”) AND CARL E. KOHLWECK, WILLIAM W. REID AND OTHER MEMBERS OF PMCOS DRAFTED THIS AGREEMENT AT THE REQUEST OF THE PARTIES. THE PARTIES ACKNOWLEDGE THAT PMCOS HAS REPRESENTED VARIOUS PARTIES TO THIS AGREEMENT PREVIOUSLY IN OTHER MATTERS,

THAT THE INTERESTS OF THE PARTIES IN MANY OF THE MATTERS COVERED BY THIS AGREEMENT MAY OR DO VARY, AND THAT THE RELATIVE ECONOMIC POSITIONS OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT MAY OR DO VARY TO A MATERIAL DEGREE. THE PARTIES HEREBY AGREE AND ACKNOWLEDGE THAT PMCOS, CARL E. KOHLWECK AND WILLIAM W. REID ARE NOT PROVIDING ADVICE TO ANY PARTY WITH RESPECT TO THIS AGREEMENT AND THAT EACH OF THE PARTIES HAS BEEN ADVISED TO SEEK COUNSEL RELATIVE TO THEIR RIGHTS UNDER THIS AGREEMENT. THE PARTIES FURTHER ACKNOWLEDGE THAT PMCOS, CARL E. KOHLWECK AND WILLIAM W. REID WOULD NOT HAVE PARTICIPATED IN THE DRAFTING OF THIS AGREEMENT UNLESS THE PARTIES WAIVE ANY CONFLICT OF INTEREST PMCOS MAY HAVE IN PREPARING THIS AGREEMENT AND, THEREFORE, HEREBY AGREE TO WAIVE ANY SUCH CONFLICT. THE PARTIES ALSO ACKNOWLEDGE THAT THEIR COMMUNICATIONS WITH PMCOS WITH RESPECT TO THE SUBJECT MATTER HEREOF ARE NOT PROTECTED BY THE ATTORNEY-CLIENT PRIVILEGE FROM EACH OTHER.

IN WITNESS WHEREOF, this Stock Sale Agreement has been duly executed by the parties hereto as of the date first above written.

Address:	COGNENT SYSTEMS, INC., a California corporation

209 Fair Oaks Avenue South Pasadena, CA 91030 Attention: Ming Hsieh	By	/s/ MING HSIEH
Ming Hsieh, President

By
, Secretary

Address: 2090 Vista Avenue Arcadia, CA 91006		/s/ ARCHIE L. YEW
Archie L. Yew

Address: 209 Fair Oaks Avenue South Pasadena, CA 91030		/s/ MING HSIEH
Ming Hsieh

SPOUSE’S CONSENT TO STOCK SALE AGREEMENT

The undersigned, Wendy N. Yew, spouse of Archie Yew, acknowledges that she has read the foregoing Stock Sale Agreement, that she knows its contents, that she is aware that by its provisions her spouse agrees to sell all his shares to the Purchaser, including her community or quasi-community property interest in them, if any, on the occurrence of certain events, that she hereby consents to such sales, approves of the provisions and restrictions of the Stock Sale Agreement, and agrees that those shares and any interest which she may have in them, now or in the future, are subject to all of the provisions and restrictions of the Stock Sale Agreement, that she will perform any obligations required to be performed by her to carry out the terms of the Stock Sale Agreement and that she will take no action at any time to hinder the operation of the Stock Sale Agreement with respect to those shares or her interest in them.

Dated as of the                  day of                             , 2003.

SECURED PROMISSORY NOTE

$2,813,778	South Pasadena. California

Date of Note: December 31, 2004

Interest Commencement Date: July 1, 2004

FOR VALUE RECEIVED, the undersigned, Ming Hsieh (hereinafter, “Maker”), hereby promises to pay to the order of Archie Yew (hereinafter, “Payee”), the principal sum of Two Million Eight Hundred Thirteen Thousand Seven Hundred Seventy Eight Dollars ($2,813,778), together with interest on the unpaid balance of said principal sum compounded annually at the rate of Six Percent (6.0%) per annum, accruing from and after the Interest Commencement Date specified above and calculated on the basis of a 365-day year.

Secured Purchase-Money Note

This Note has been executed and delivered in part payment of the purchase price of Ten Million (10,000,000) shares of the common stock of Cogent Systems, Inc. that Maker has purchased from Payee (hereinafter, “the Cogent Stock”), and the payment of this Note is secured by a security agreement executed by Maker, in favor of Payee, under which Five Million shares of the common stock of Cogent Systems, Inc., held by Maker is pledged as security.

Payment of Interest and Principal

The entire balance of principal and accrued but unpaid interest shall all be due and payable on or before December 31, 2005.

.

Interest on Late Payments

Payments hereunder shall be applied first to accrued interest and then to principal. To the extent that any payment of interest required hereunder is not paid within ten (10) days after the date when due hereunder, the amount not so paid shall immediately, upon the eleventh (11th) day, be added to principal and begin to accrue interest hereunder, at the same rate and in the same manner as the principal amount hereof, until such due and unpaid interest shall be paid, notwithstanding the making of any prepayments as permitted below.

Right to Prepay

Notwithstanding anything herein to the contrary, Maker shall have the right to prepay all or any part of the principal sum of this Note at any time or from time to time, without penalty. Any prepayment shall be applied to the payment or payments last falling due hereunder. Further, in the event that any amounts of principal or accrued interest shall remain unpaid hereunder after a prepayment, Maker shall thereafter be obligated to pay in full each payment thereafter falling due hereunder in accordance with the terms hereof until the entire principal amount of this Note and all interest accruing hereunder have been paid in full.

Manner of Payment

Principal and interest hereunder shall be payable in lawful money of the United States of America. Payments shall be made to Payee or the then holder of this Note at such address as may be specified in a written notice to Maker from Payee or the then holder of this Note.

2

Acceleration Clause

Notwithstanding anything herein to the contrary, Maker shall be deemed in default hereunder and under the Security Agreement, and, at the option of the then holder hereof, exercisable by written notice given to Maker by certified or registered mail, postage and fees prepaid, addressed to Maker at Maker’s address set forth below or at such other address as Maker may hereafter furnish in writing to such holder, the entire unpaid principal amount of this Note, all interest accrued and unpaid hereunder and all other sums payable hereunder or under the Security Agreement shall, to the extent not otherwise coming due before such date, become immediately due and payable, upon the first to occur of any of the following:

Failure to Pay

(1) The failure of Maker to pay, when due and owing, all or any part of any principal, interest or other payment required to be made hereunder or under the Security Agreement, provided that such due and owing payment remains unpaid for thirty (30) days following the due date thereof;

Attachment, Execution or Receivership of the Cogent Stock

(2) The levy of any attachment or execution against, or the appointment of a receiver with respect to, all or any part of the Cogent Stock;

Bankruptcy or Insolvency of Maker

(3) Maker’s insolvency, the commission of an act of bankruptcy by Maker, Maker’s making of a general assignment for the benefit of creditors, or the filing by or against Maker of any petition in bankruptcy or for relief under the

3

provisions of the Federal Bankruptcy Act or any state law pertaining to insolvency and/or the protection of creditors; or

Due on Sale Clause

(4) The sale or transfer of all or more than Ten (10) percent of the Cogent Stock held by Maker without the prior written consent of Payee or the then holder of this Note. For purposes hereof, a sale or transfer of all or more than Ten (10) percent of the Cogent Stock held by Maker means the conveyance of all or more than Ten (10) percent of the Cogent Stock held by Maker or any right, title or interest therein, whether legal or equitable, whether voluntary or involuntary, by outright sale, deed, installment sale contract or any other method of conveyance. Should Payee or the then holder of this Note, in its sole discretion, waive acceleration of this Note in connection with any sale of all or any part of the Sale Property, such waiver shall not apply to any subsequent sale of all or any part of the Sale Property, and Payee or the then holder of this Note shall have the right to accelerate this Note upon the occurrence thereof.

Attorney’s Fees

In the event that Payee or the then holder of this Note shall undertake or commence any action or proceeding to obtain payment of this Note or to enforce the Security Agreement, Payee or said holder shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection therewith.

4

IN WITNESS THEREOF, the undersigned has caused this Note to be executed at South Pasadena, California as of the date first hereinabove written.

/s/ Ming Hsieh

“Maker”

Address:

5